Exhibit 99.1

Investor Relations:
Thad Waugh
Vice President, Investor Relations
813-865-1284
thad.waugh@wellcare.com

WELLCARE EXPANDS IN NEW YORK

Tampa, Florida (July 14, 2005) — WellCare Health Plans, Inc. (NYSE: WCG) announced today that the Centers for Medicare & Medicaid Services (CMS) has approved WellCare’s application for expansion of its Medicare managed care coverage in Orange County, New York, effective August 1, 2005. The addition of Orange County, with approximately 45,000 combined eligibles, will increase the number of active New York counties served by WellCare to 10 and the number of Medicare eligibles in WellCare’s New York counties to over 1.2 million.

With the addition of Orange County, WellCare’s Medicare service area now covers 45 counties in six states, representing over 4.7 million Medicare eligibles. In addition, WellCare currently has six Medicare expansion applications under review for approval by CMS. If these remaining applications are approved, WellCare’s combined Medicare service area will total 51 counties with approximately five million Medicare eligibles.

About WellCare Health Plans, Inc.
WellCare Health Plans, Inc. provides managed care services targeted exclusively to government-sponsored healthcare programs, focusing on Medicaid and Medicare. Headquartered in Tampa, Florida, WellCare serves 765,000 members in Florida, New York, Illinois, Indiana, Connecticut, Louisiana and Georgia.

Cautionary Statement Regarding Forward-Looking Statements
This release contains “forward-looking” statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. Statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” and similar expression are forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties that may cause WellCare’s actual future results to differ materially from those projected or contemplated in the forward-looking statements. These risks and uncertainties include, but are not limited to, the potential denial by CMS of WellCare’s applications to provide Medicare health plans in other markets; WellCare’s lack of prior operating history in certain new expansion markets; regulatory restrictions that could be imposed as a result of CMS’s review of WellCare’s Medicare expansion applications or otherwise; WellCare’s relative inexperience with network providers in certain new expansion markets and the current early stage of development in WellCare’s provider network in those markets, which could impact WellCare’s ability to accurately predict and effectively manage health benefits and other operating expenses; WellCare’s ability to accurately estimate incurred but not reported medical costs; risks associated with future changes in healthcare laws; potential reductions in funding for government healthcare programs; risks associated with WellCare’s acquisition strategy; risks associated with WellCare’s substantial debt obligations; and risks associated with WellCare’s business operations, including its ability to attract and retain qualified management personnel. Additional information concerning these and other important risks and uncertainties can be found under the captions “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” in the Company’s Annual Report on Form 10-K for fiscal year ended December 31, 2004, as filed with the Securities and Exchange Commission on February 15, 2005 and WellCare’s Registration Statement on Form S-1 as filed with the Securities and Exchange Commission on June 29, 2005, which contain a discussion of the Company’s business and the various factors that may affect it. WellCare specifically disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future developments or otherwise.